Exhibit 99.9

Town Hall January 12, 2015

2 Important Information for Investors and Security Holders The tender offer for the outstanding common stock of NPS Pharmaceuticals has not yet commenced. This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the Securities and Exchange Commission (the "SEC") by a subsidiary of Shire plc, and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by NPS Pharmaceuticals. The tender offer will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND STOCKHOLDERS OF NPS PHARMACEUTICALS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These materials will be sent free of charge to NPS Pharmaceuticals stockholders when available, and may also be obtained by contacting NPS Pharmaceuticals’ Investor Relations Department at NPS Pharmaceuticals, 550 Hills Drive #310, Bedminster Township, NJ 07921, telephone number (908) 450-5300 or from NPS Pharmaceuticals' website, www.npsp.com. In addition, all of these materials (and all other tender offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov.

3 A Historic Day Entered into a merger agreement with Shire for $46 per share; transaction valued at $5.2 billion The $46.00 per share price represents a 51% premium to NPS Pharma's unaffected share price of $30.47 on December 16, 2014 Transaction expected to be completed in the first quarter of 2015 pending regulatory review and the satisfaction of customary closing conditions YOU have created this value by building a great company through continued outstanding contributions and steadfast commitment to patients

4 And the testimonies of patients are here to prove it “Natpara has allowed me to live fully once again and has given me hope for a long, fulfilling, healthy future.” “I can go for periods of time where the injections allow me to almost forget I'm a person with a rare disease.” “Being free from parenteral support has absolutely given me my passport back. I’m now traveling again.” “I’ve been able to enjoy more time with family and friends, because I don’t need to be home to hook up [to PN].”

5 We have created significant value for shareholders Stock Performance: March 18, 2008 - January 9, 2015 Since March 18, 2008, NPSP is up over 966%, outperforming both the BTK (+415%) and the S&P 500 (+55%). Our stock price has increased during that time from $3.93 per share to ~$46 per share -200% 0% 200% 400% 600% 800% 1000% 1200% NPSP BTK S&P 500

6 We have created significant value for shareholders Market Capitalization: March 18, 2008 - January 9, 2015 Since March 18, 2008, NPSP’s market cap has increased from $180M to over $5B 0 $500 MN $1.0 BN $1.5 BN $2.0 BN $2.5 BN $3.0 BN $3.5 BN $4.0 BN $4.5 BN $5.0 BN 3/18/2008 3/18/2009 3/18/2010 3/18/2011 3/18/2012 3/18/2013 3/18/2014

7 Combining Shire and NPS Pharma Not an easy decision Enjoying successful launch with Gattex/Revestive Primed to introduce Natpara Advancing our pipeline Actively seeking in-licensing opportunities Committed to executing our ‘10 -n-10’ aspiration It is the right decision for patients It ensures that our products will continue to transform the lives of patients Shire shares our passion for developing treatments for patients with rare diseases Shire has an impressive portfolio of products addressing rare diseases as well as marketed products treating Neuroscience and GI disorders It is the right decision for shareholders As a public company, the Board has the fiduciary obligation to work in the best interest of the shareholders

8 What’s next? Transaction expected to close 1Q15; pending regulatory review and the satisfaction of customary closing conditions Until close NPS Pharma will operate as an independent company focused on: Natpara US approval and launch Gattex growth in US Revestive EU launches Gattex pediatric program NPSP795 phase 2a execution Patients are counting on us Transition team will be created to oversee and coordinate any needed communication between the two companies ET will do our best to ensure an effective transition and that all employees are treated according to the NPS Pharma values

9 Change-in-control plan The Board has amended our Change in Control Severance Pay Plan (CIC) so that it covers all of our full-time employees in the U.S. and all of our employees outside of the U.S. This will continue following the close of the transaction Employees who are separated following the transaction close (without cause) or who resign following certain adverse changes to their terms and conditions of employment will be entitled to severance benefits under the plan Severance benefits include cash severance, a pro-rata bonus for the year of termination, continued benefit coverage and outplacement counseling The level of benefits provided under the plan varies based on the employee's position More detailed information is contained in the plan document and an accompanying FAQ which will be provided to you shortly

Ensure that Gattex/Revestive and Natpara continue to transform the lives of patients with Short Bowel Syndrome and Hypoparathyroidism worldwide 10